Exhibit 99.1

Coldwater Creek Announces Fiscal 2006 Second Quarter Results

Sandpoint, Idaho, August 23, 2006 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three- and six-month periods ended July 29, 2006.

Consolidated Results

Net income for the three-month period ended July 29, 2006, increased $5.8 million, or 93.7 percent, to $12.0 million, or $0.13 per diluted share, compared with net income of $6.2 million, or $0.07 per diluted share, for the three-month period ended July 30, 2005. Net sales in the fiscal 2006 second quarter increased 41.2 percent to $216.4 million from $153.3 million in the fiscal 2005 second quarter.

Net income for the six-month period ended July 29, 2006, increased $8.9 million, or 60.5 percent, to $23.6 million, or $0.25 per diluted share, compared with net income of $14.7 million, or $0.16 per diluted share, for the six-month period ended July 30, 2005. Net sales in the first six months of fiscal 2006 increased 39.7 percent to $431.7 million from $308.9 million in the same period a year ago.

Comparable store sales increased 13.3 percent for the three-month period ended July, 29, 2006, compared with a 12.7 percent increase in the prior-year period.

“The combined strength of our triple-channel business strategy resulted in net income growth of nearly 94 percent, as well as higher net sales and a solid, double-digit increase in same-store sales for the second quarter,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek. “In addition, gross profit improved by 350 basis points and operating margin increased 230 basis points in the recent period.”

“Although the majority of our growth continues to come from retail stores – which currently represent approximately two-thirds of our total business – Internet and catalogs also delivered higher second-quarter sales compared to a year ago,” he added.

Gross profit for the fiscal 2006 second quarter was $101.3 million, or 46.8 percent of net sales, compared with $66.4 million, or 43.3 percent of net sales, for the fiscal 2005 second quarter. The increase in gross profit rate was primarily due to improved merchandise margins on sales in both the retail and direct segments.

Selling, general and administrative expenses for the fiscal 2006 second quarter were $83.3 million, or 38.5 percent of net sales, compared with $57.0 million, or 37.2 percent of net sales, for the fiscal 2005 second quarter. The increase in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to increased national magazine advertising and increased personnel costs associated with the company’s retail expansion. This increase was partially offset by a decrease in catalog expenses expressed as a percentage of net sales as the company continues to derive a larger percentage of its net sales from its retail segment.

Income from operations for the fiscal 2006 second quarter increased $8.7 million, or 93.3 percent, to $18.1 million, or 8.4 percent of net sales, compared with $9.4 million, or 6.1 percent of net sales, for the fiscal 2005 second quarter.

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores and resort and outlet stores, increased 52.3 percent to $143.8 million in the fiscal 2006 second quarter, from $94.5 million in the fiscal 2005 second quarter. Retail segment net sales represented 66.5 percent of the company’s total net sales in the fiscal 2006 second quarter, compared with 61.6 percent in the fiscal 2005 second quarter.

Net sales from the retail segment increased 52.8 percent to $272.4 million in the first six months of fiscal 2006, from $178.2 million in the comparable period last year. Retail segment net sales represented 63.1 percent of the company’s total net sales in the first six months of fiscal 2006, compared with 57.7 percent in the same period a year ago.

The company opened 13 premium retail stores during the fiscal 2006 second quarter for a total of 196 premium retail stores in operation at the end of the fiscal 2006 second quarter, compared with 136 premium retail stores at the end of the fiscal 2005 second quarter.

Direct Segment

Direct segment net sales increased 23.4 percent to $72.6 million in the fiscal 2006 second quarter from $58.8 million in the fiscal 2005 second quarter. Direct segment net sales represented 33.5 percent of the company’s total net sales in the fiscal 2006 second quarter, compared with 38.4 percent in the fiscal 2005 second quarter.

Direct segment net sales increased 21.9 percent to $159.3 million in the first six months of fiscal 2006 from $130.7 million in the comparable period last year. Direct segment net sales represented 36.9 percent of the company’s total net sales in the first six months of fiscal 2006, compared with 42.3 percent in the same period a year ago.

Internet

Internet net sales increased 30.1 percent to $49.9 million in the fiscal 2006 second quarter from $38.3 million in the fiscal 2005 second quarter. Internet net sales represented 68.7 percent of the direct segment’s net sales in the fiscal 2006 second quarter, compared with 65.2 percent in the fiscal 2005 second quarter. Internet net sales represented 23.0 percent of the company’s total net sales in the fiscal 2006 second quarter, compared with 25.0 percent in the fiscal 2005 second quarter.

Internet net sales increased 32.8 percent to $105.4 million in the first six months of fiscal 2006 from $79.4 million in the comparable period last year. Internet net sales represented 66.2 percent of the direct segment’s net sales in the first six months of fiscal 2006, compared with 60.8 percent in the same period last year. Internet net sales represented 24.4 percent of the company’s total net sales in the first six months of fiscal 2006, compared with 25.7 percent in the comparable period last year.

Catalog

Catalog net sales increased 10.8 percent to $22.7 million in the fiscal 2006 second quarter from $20.5 million in the fiscal 2005 second quarter. Catalog net sales represented 31.3 percent of the direct segment’s net sales in the fiscal 2006 second quarter, compared with 34.8 percent in the fiscal 2005 second quarter. Catalog net sales represented 10.5 percent of the company’s total net sales in the fiscal 2006 second quarter, compared with 13.4 percent in the fiscal 2005 second quarter.

Catalog net sales increased 5.0 percent to $53.9 million in the first six months of fiscal 2006 from $51.3 million in the comparable period last year. Catalog net sales represented 33.8 percent of the direct segment’s net sales in the first six months of fiscal 2006, compared with 39.2 percent in the same period last year. Catalog net sales represented 12.5 percent of the company’s total net sales in the first six months of fiscal 2006, compared with 16.6 percent in the comparable period last year.

Liquidity and Inventory

At the end of the fiscal 2006 second quarter, the company had no short or long-term debt and a cash position of $113.3 million compared with a cash position of $93.2 million at the end of the fiscal 2005 second quarter. The company’s working capital increased to $148.2 million at the end of the fiscal 2006 second quarter from $125.9 million at the end of the fiscal 2005 second quarter. Inventory increased $49.8 million, or 67.2 percent, to $123.9 million at the end of the fiscal 2006 second quarter from $74.1 million at the end of the fiscal 2005 second quarter. This increase is primarily attributable to the addition of 60 premium retail stores since the end of the fiscal 2005 second quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, August 23, 2006 at 4:45 p.m. (Eastern) to discuss fiscal 2006 second quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=35042. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, August 30, 2006. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “2036034”. A replay or transcript of the call will also be available in the investor relations section of the company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our ability to successfully implement our planned retail rollout strategy; our potential inability to recover fixed costs associated with our retail expansion due to sluggish sales; unanticipated increases in mailing and printing costs; consumer privacy concerns about purchasing merchandise over the Internet or potential external or internal infrastructure system failures affecting our e-commerce website; uncertainties related to managing expanding operations and the complexities of our multi-channel strategy; the cost of additional overhead that may be required to expand our brand; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; and such other factors as are discussed in our Form 10-Q/A Quarterly Reports and in our most recent Form 10-K/A Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
	July 29, 2006	July 30, 2005 (a)	July 29, 2006	July 30, 2005 (a)
		(restated)		(restated)
Statements of Operations:
Net sales	$216,422	$153,270	$431,683	$308,906
Cost of sales	115,090	86,895	229,074	169,694

Gross profit	101,332	66,375	202,609	139,212
Selling, general and administrative expenses	83,250	57,019	167,004	116,488

Income from operations	18,082	9,356	35,605	22,724
Interest, net, and other	1,846	962	3,452	1,720

Income before income taxes	19,928	10,318	39,057	24,444
Income tax provision	7,914	4,117	15,471	9,752

Net income	$12,014	$6,201	$23,586	$14,692

Net income per share - Basic	$0.13	$0.07	$0.26	$0.16

Weighted average shares outstanding - Basic	92,428	91,352	92,324	91,200
Net income per share - Diluted	$0.13	$0.07	$0.25	$0.16

Weighted average shares outstanding - Diluted	94,722	94,276	94,694	94,145

Supplemental Data:
	Three Months Ended		Six Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Operating Statistics:
Catalogs mailed	16,274	15,547	46,616	43,802
Full-line retail store count			196	136
Spa store count			6	—
Resort store count			1	2
Outlet store count			22	21
Premium retail store square footage			1,083	753

	Three Months Ended		Six Months Ended
	July 29, 2006	July 30, 2005 (a)	July 29, 2006	July 30, 2005 (a)
		(restated)		(restated)
Channel Net Sales:
Retail	$143,832	$94,449	$272,397	$178,230
Internet	49,879	38,332	105,426	79,392
Catalog	22,711	20,489	53,860	51,284

Total	$216,422	$153,270	$431,683	$308,906

Note (a): The amounts for the three- and six-month periods ended July 30, 2005 reflect adjustments related to the correction of the manner in which the Company recognized marketing fees received under its co-branded customer credit card program.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	July 29, 2006	January 28, 2006 (a)	July 30, 2005 (a)
		(restated)	(restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$113,258	$131,856	$93,154
Receivables	29,019	28,814	25,641
Inventories	123,930	86,309	74,125
Prepaid and other	11,603	8,319	8,120
Prepaid and deferred marketing costs	12,748	10,438	6,620
Deferred income taxes	3,053	2,573	1,079

Total current assets	293,611	268,309	208,739
Property and equipment, net	208,191	178,897	140,605
Deferred income taxes	2,745	1,850	4,833
Restricted cash	4,444	4,453	1,007
Intangible assets	4,667	4,667	—
Other	451	234	297

Total assets	$514,109	$458,410	$355,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$88,624	$76,329	$50,784
Current deferred co-branded credit card revenue	4,343	3,112	482
Accrued liabilities	42,757	45,481	30,626
Income taxes payable	9,650	11,377	991

Total current liabilities	145,374	136,299	82,883
Deferred rents	77,094	62,632	54,692
Deferred co-branded credit card revenue	7,427	5,428	816
Supplemental Employee Retirement Plan	5,651	4,982	—
Other	680	672	196

Total liabilities	236,226	210,013	138,587

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,445,324, 92,020,161 and 91,526,694 shares issued, respectively	924	920	916
Additional paid-in capital	113,957	108,316	103,882
Deferred compensation on restricted stock	(659)	(914)	(1,102)
Retained earnings	163,661	140,075	113,198

Total stockholders’ equity	277,883	248,397	216,894

Total liabilities and stockholders’ equity	$514,109	$458,410	$355,481

Note (a): The amounts for the periods ended July 30, 2005 and January 28, 2006 reflect adjustments related to the correction of the manner in which the Company recognized marketing fees received under its co-branded customer credit card program.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	July 29, 2006	July 30, 2005 (a)
		(restated)
OPERATING ACTIVITIES:
Net income	$23,586	$14,692
Non cash items:
Depreciation and amortization	16,890	11,801
Amortization of Supplemental Employee Retirement Plan	669	100
Deferred rent amortization	(2,329)	(1,167)
Deferred income taxes	(1,375)	(3,600)
Stock-based compensation	1,061	—
Tax benefit from exercises of stock options	3,357	1,994
Excess tax benefit from exercise of stock options	(3,123)	—
Other	526	(115)
Net change in current assets and liabilities:
Receivables	(205)	(12,924)
Inventories	(37,621)	(10,373)
Prepaid and other	(3,284)	(1,507)
Prepaid and deferred marketing costs	(2,310)	285
Accounts payable	11,602	167
Accrued liabilities	(4,556)	(2,450)
Income taxes payable	(1,727)	(3,744)
Deferred co-branded credit card revenue	3,230	1,298
Deferred rents	18,623	17,477
Other changes in non-current assets and liabilities	(341)	—

Net cash provided by operating activities	22,673	11,934

INVESTING ACTIVITIES:
Purchase of property and equipment	(45,449)	(30,289)
Escrow and restricted cash	—	(1,007)

Net cash used in investing activities	(45,449)	(31,296)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	1,046	1,312
Excess tax benefit from exercise of stock options	3,123	—
Restricted cash	9	—

Net cash provided by financing activities	4,178	1,312

Net (decrease) increase in cash and cash equivalents	(18,598)	(18,050)
Cash and cash equivalents, beginning	131,856	111,204

Cash and cash equivalents, ending	$113,258	$93,154

Note (a): The amounts for the six-month period ended July 30, 2005 reflect adjustments related to the correction of the manner in which the Company recognized marketing fees received under its co-branded customer credit card program.